Exhibit 10.1

FIFTH AMENDMENT AGREEMENT

THIS FIFTH AMENDMENT AGREEMENT, effective as of June 30, 2013 (this “Agreement”) is between Tower Group, Inc., a Delaware corporation (the “Borrower”), Tower Group International, Ltd. (the “Guarantor”), each lender party hereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Fronting Bank and L/C Administrator (“Bank of America”).

WHEREAS, the Borrower, the Lenders and Bank of America are parties to the Amended and Restated Credit Agreement, dated as of February 15, 2012, as amended by the First Amendment to Credit Agreement, dated as of June 22, 2012, as amended by the Second Amendment to Credit Agreement and Consent, dated November 26, 2012, as amended by the Letter Agreement, dated as of January 23, 2013, as amended by the Limited Waiver and Amendment, dated as of March 3, 2013, and as amended by the Fourth Amendment Agreement and Waiver, dated as of April 3, 2013 (as so amended, the “Credit Agreement”). Terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

WHEREAS, the parties hereto wish to amend the Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1. AMENDMENTS TO CREDIT AGREEMENT. The Credit Agreement is hereby amended as follows:

(a) Section 1.01 is amended by amending the definition of “Applicable Rate” in its entirety to read as follows:

“Applicable Rate” means, from time to time, the following percentages per annum, as set forth below:

Period	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans
August 29, 2013 through October 31, 2013	3.000%	2.000%
November 1, 2013 through November 30, 2013	4.000%	3.000%
December 1, 2013 through December 31, 2013	5.000%	4.000%
January 1, 2014 through the January 31, 2014	6.000%	5.000%
February 1, 2014 and thereafter	7.000%	6.000%

The Applicable Rate for the commitment fee for the period of August 29, 2013 through the date the conditions to effectiveness under Section 5 of the Fifth Amendment are met shall be 0.500%.

(b) Section 1.01 is amended by amending the definition of “Eurodollar Rate” in its entirety to read as follows:

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

(c) Section 1.01 is amended by amending the definition of “Guaranty” in its entirety to read as follows:

“Guaranty” means each of (i) the Guaranty delivered pursuant to the Second Amendment Agreement, executed by CHBL in favor of the Administrative Agent and the Lenders and (ii) each guaranty delivered pursuant to the Fifth Amendment.

(d) Section 1.01 is amended by amending the definition of “Interest Period” by deleting the phrase “one, two or three months thereafter” and inserting “one month thereafter” therefor.

(e) Section 1.01 is amended by amending the definition of “Loan Document” in its entirety to read as follows:

“Loan Documents” means this Agreement, each Note, each Guaranty, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, the Fee Letters and each Pledge Agreement and any documents delivered in connection therewith.”

(f) Section 1.01 is amended by amending the definition of “Maturity Date” by deleting the date “February 15, 2016” and inserting “May 30, 2014” therefor.

(g) Section 1.01 is amended by amending the definition of “Statutory Surplus” in its entirety to read as follows:

“Statutory Surplus” means, with respect to any Insurance Subsidiary at any time, the statutory capital and surplus of such Insurance Subsidiary at such time, as determined in accordance with SAP; it being agreed that with respect to any Insurance Subsidiary that only files an Annual Statement, Statutory Surplus shall be calculated on a quarterly basis in the same manner as Statutory Surplus is calculated in such Insurance Subsidiary’s Annual Statements.

(h) Section 1.01 is amended by adding the following terms in proper alphabetical order:

“Fifth Amendment” means the Fifth Amendment Agreement effective as of June 30, 2013.

“Enhanced Capital Requirement” means the minimum capital and surplus level for an Insurance Subsidiary domiciled in Bermuda calculated pursuant to the requirements of the Bermuda Monetary Authority.

“Loan Party” means the Borrower, the Guarantor and each Subsidiary who executes a Guaranty.

“Net Cash Proceeds” means:

(a) with respect to the sale of any asset by any Loan Party, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents) and (B) the out-of-pocket expenses incurred by such Loan Party in connection with such sale;

(b) with respect to the sale and issuance of any Equity Interests of the Guarantor or any of its Subsidiaries (other than to the Guarantor or any of its Wholly-Owned Subsidiaries), the excess of (i) the sum of the cash and cash equivalents received in connection with such issuance of Equity Interests over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by the Guarantor or such Subsidiary in connection with the issuance of such Equity Interests;

(c) with respect to any issuance of Indebtedness by any Loan Party, the excess of (i) the sum of the principal amount of such Indebtedness over (ii) the original discount, fees and other out-of-pocket expenses, incurred by such Loan Party in connection with the issuance of such Indebtedness; and

(d) with respect to any dividend, distribution or return of capital received by a Loan Party from a Subsidiary, without duplication, 100% of such amount.

“Pledge Agreement” means each pledge agreement in form satisfactory to the Administrative Agent whereby the Guarantor or any of its Subsidiaries grants a security interest in favor of the Administrative Agent to secure the Obligations.

(i) Section 1.05 is amended by inserting the following at the end thereof:

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

(j) Section 2.04 is amended by inserting the following new paragraph (c) at the end thereof:

(c) On the date any Net Cash Proceeds are received by the Guarantor or any of its Subsidiaries, the Borrower shall prepay the Loans in an amount equal to such Net Cash Proceeds.

(k) Section 2.05 is amended by inserting the following at the end thereof:

On the date any payment of principal on the Loans is made, the Aggregate Commitments shall automatically be reduced Dollar for Dollar by the amount of such principal payment regardless of whether such principal payment is voluntary or mandatory.

(l) Section 3.03 is amended in its entirety to read as follows:

3.03 Inability to Determine Rates. If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) (i) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) (i) of this section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(m) Section 6.02 is amended by (i) deleting the word “and” at the end of clause (h), (ii) deleting the period at the end of clause (i) and inserting “; and” therefor and adding the following new clause (j) at the end thereof:

(j) within 5 Business Days after the end of each month, a monthly holding company cash flow projection for the Guarantor for the next twelve months in form satisfactory to the Administrative Agent.

(n) Section 7.01(m) is amended by replacing “$35,000,000” with “15,000,000”.

(o) Section 7.02(e) is amended in its entirety to read as follows:

(e) unsecured Indebtedness of (i) any Subsidiary other than a Loan Party in an aggregate principal amount not to exceed $15,000,000 at any time outstanding and (ii) any Loan Party.

(p) Section 7.03(e) is amended in its entirety to read as follows:

(e) [Intentionally Omitted]

(q) Section 7.05(d) is amended in its entirety to read as follows:

(d) [Intentionally Omitted]

(r) Section 7.08 is amended in its entirety to read as follows:

Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Guarantor or the Borrower, to make loans, or to otherwise transfer property to the Guarantor or any other Subsidiary, (ii) of any Subsidiary to Guarantee or grant Liens to secure Indebtedness of the Borrower or the Guarantor or (iii) of the Borrower or the Guarantor to grant Liens to secure the Obligations; (b) requires the grant of a Lien to secure, or the Guarantee of, an obligation of such Person if a Lien is granted to secure, or a Guarantee is made of, another obligation of such Person; (c) would be breached by compliance with the provisions of the Loan Documents; or (d) with respect to Contractual Obligations for any Indebtedness, has financial covenants or rating requirements that are not included in this Agreement or are more favorable to the lenders under such Contractual Obligations than the financial covenants and rating requirements set forth in this Agreement; provided, however, that this Section shall not prohibit such limitations existing under or by reason of (A) applicable Law, (B) this Agreement or any other Loan Document, (C) customary provisions restricting subletting or assignment in any lease governing any leasehold interest of the Guarantor or any of its Subsidiaries, (D) customary provisions restricting assignment in any licensing agreement (in which the Guarantor or any of its Subsidiaries is the licensee) entered into by the Guarantor or any of its Subsidiaries in the ordinary course of business, (E) restrictions and conditions on the transfer of or granting of a Lien on any asset subject to a Lien permitted by Section 7.01 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (F) restrictions and conditions on the transfer of any asset pending the close of the sale of such asset, (G) agreements entered into by an Insurance Subsidiary with any Applicable Insurance Regulatory Authority, or (H) any Tax sharing, Tax allocation, or other similar Tax arrangement or agreement entered into among the Guarantor and its Subsidiaries.

(s) Section 7.10(a) is amended in its entirety to read as follows:

(a) Consolidated Net Worth of the Guarantor. Permit Consolidated Net Worth of the Guarantor at any time to be less than the sum of (i) the greater of $553,400,000 and 90% of Consolidated Net Worth as of June 30, 2013, (ii) an amount equal to 50% of the Consolidated Net Income earned (excluding the first $20,000,000 of Consolidated Net Income earned after June 30, 2013) in each full fiscal quarter after June 30, 2013 (with no deduction for a net loss in any such fiscal quarter), (iii) an amount equal to 90% of the aggregate gross increases in Consolidated Net Worth of the Guarantor and its Subsidiaries after June 30, 2013 by reason of the sale and issuance of Equity Interests by the Guarantor or any Subsidiary (other than issuance to the Guarantor or a Wholly-Owned Subsidiary), including upon any conversion of (A) Convertible Securities of the Guarantor or (B) debt securities of the Guarantor (including Convertible Securities) into, and the exercise of any warrants issued by the Guarantor or the Borrower with respect to, Equity Interests of the Guarantor.

Section 7.10(b) is amended in its entirety to read as follows:

(b) [Intentionally Omitted.]

(t) Section 7.10(c) is amended in its entirety to read as follows:

(c) Debt to Capitalization Ratio. Permit the Debt to Capitalization Ratio of the Guarantor as of (i) June 30, 2013 and thereafter, to be greater than 46%.

Section 7.10(d) is amended in its entirety to read as follows:

(d) Minimum Risk-Based Capital and Enhanced Capital Requirement. Permit (i) the Risk Based Capital Ratio of any Material Insurance Subsidiary domiciled in the United States to be less than 175% as of the end of any fiscal year, (ii) the Statutory Surplus of any Material Insurance Subsidiary domiciled in Bermuda (other than Tower Reinsurance, Ltd.) to be less than 150% of such Material Insurance Subsidiary’s Enhanced Capital Requirement as of the end of any fiscal year, and (iii) the Statutory Surplus of Tower Reinsurance, Ltd. to be less than (x) 110% of Tower Reinsurance Ltd.’s Enhanced Capital Requirement as of the end of the fiscal year ended December 31, 2013 and (y) 150% of Tower Reinsurance Ltd.’s Enhanced Capital Requirement as of the end of any fiscal year thereafter. In the event any Insurance Subsidiary ceases to be a Material Insurance Subsidiary as of the end of any fiscal quarter, such Insurance Subsidiary must comply with the requirements set forth in this Section 7.10(d) as of the end of the fiscal year in which such Insurance Subsidiary ceased to be a Material Insurance Subsidiary.

(u) Section 7.10(e) is amended in its entirety to read as follows:

(e) Minimum Statutory Surplus. At any time permit the consolidated Statutory Surplus, without duplication, of the Insurance Subsidiaries of the Guarantor to be less than the sum of (i) the greater of $419,000,000 and 85% of consolidated Statutory Surplus, without duplication, of the Insurance Subsidiaries of the Guarantor as of June 30, 2013 and (ii) 85% of the amount of capital contributions to the Insurance Subsidiaries of the Guarantor during each full fiscal quarter ending after June 30, 2013 (excluding any capital contributions made to an Insurance Subsidiary solely with distributions received from another Insurance Subsidiary in connection with the transfer of Statutory Surplus between such Insurance Subsidiaries).

(v) Article VII of the Credit Agreement is amended by inserting the following new Sections 7.12, 7.13 and 7.14 at the end thereof:

7.12 Convertible Securities.

(a) In the event that a holder of the Existing Convertible Securities exercises its conversion right thereunder, make such payment in anything other than common stock of the Guarantor.

(b) Use any proceeds of the Loans to pay any principal on the Convertible Securities.

7.13 Outstandings. Permit the Total Outstandings on February 15, 2014 to be greater than $0.

7.14 Additional Deliverables. Fail to deliver on or before October 31, 2013 or such later date as may be acceptable to the Administrative Agent in its sole discretion, (i) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Person executing a Guaranty or Pledge Agreement pursuant to the Fifth Amendment as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with such Loan Document(s); (ii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each such Person is duly organized or formed and (iii) favorable opinions of counsel to each such Person reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent and each Lender, as to such matters concerning such Person and such Loan Documents as the Administrative Agent may reasonably request.

(w) Section 8.01(j) is amended by inserting the following at the end thereof: “or any Lien granted pursuant to any Loan Document ceases to be a first priority perfected Lien”.

(x) Section 8.01 by (i) deleting the word “and” at the end of clause (l), (ii) deleting the period at the end of clause (m) and inserting “; and” therefor and adding the following new clause (n) at the end thereof:

(n) Further Assurances. (i) On or before November 15, 2013, the Borrower has not delivered to the Lenders (a) a binding purchase agreement on standard market terms providing for the sale of assets by a Loan Party on terms which will result in Net Cash Proceeds equal to or in excess of the Total Outstandings as of such date, (b) a binding commitment on standard market terms for Indebtedness or sale of Equity Interests by a Loan Party which will result in Net Cash Proceeds equal to or in excess of the Total Outstandings as of such date, or (c) evidence that the Borrower has taken all necessary action to submit to each Applicable Insurance Regulatory Authority a request for approval to pledge all of the Equity Interests in any Subsidiary directly owned by each Loan Party as of the date such Loan Party executed its Guaranty or (ii) at any time after November 15, 2013, (x) if the Borrower has requested the approvals referred to in clause (i)(c), (A) the Borrower ceases to pursue or withdraws a request for any such approval, (B) the Borrower receives notice that any approval requested in connection with clause (i)(c) has been denied and the Borrower fails to maintain in full force and effect an agreement meeting the requirements of clause (i)(a) or (b) or (C) within two (2) Business Days after receipt of all such necessary approvals the Borrower fails to deliver an executed Pledge Agreement covering the Equity Interests described in (i)(c) regardless of whether the Borrower has delivered an agreement meeting the conditions of clause (i)(a) or (b) or

(y) the Borrower fails to maintain in full force and effect any agreement delivered pursuant to clause (i) (a) or (b) unless replaced with the Pledge Agreement.

(v) Article IX of the Credit Agreement is amended by inserting the following new Section 9.10 at the end thereof:

9.10 Collateral and Guaranty Matters. Without limiting the provisions of Section 9.09, the Lenders, the Fronting Bank and the LC Administrator irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders; and

(b) to release any Person from its obligations under a Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (ii) if approved, authorized or ratified in writing by (x) in the case of the Guarantor, all of the Lenders, or (y) in the case of any other Person party to a Guaranty, the Required Lenders.

Upon request by the Administrative Agent at any time, the Required Lenders or Lenders, as applicable, will confirm in writing the Administrative Agent’s authority to release its Lien, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

2. Amendment to Schedule 2.01. Effective as of the first Business Day after the date the conditions to effectiveness in Section 5 have been met, Schedule 2.01 is replaced with Schedule 2.01 hereto.

3. CONSENT. The Lenders hereby agree to (i) to extend the date by which the June 2013 Financial Statements and the related Compliance Certificate must be delivered to the Administrative Agent and the Lenders to October 31, 2013 and (ii) the payment of a dividend on the common stock of the Guarantor which dividend was declared on August 6, 2013 and is to be paid on September 20, 2013.

4. REAFFIRMATION. All provisions of the Credit Agreement and the other Loan Documents shall continue in full force and effect in accordance with the provisions thereof, and the Borrower reaffirms all its agreements under the Credit Agreement and the Loan Documents and the Guarantor reaffirms its obligations under the Guaranty, in each case , notwithstanding the occurrence of any Defaults.

5. CONDITIONS TO EFFECTIVENESS. This Agreement will be effective once (a) this Agreement shall have been executed and delivered by the Borrower and the Guarantor, the Administrative Agent, and the Required Lenders, (b) the Administrative Agent shall have received (i) a Pledge Agreement whereby the Guarantor pledges the Equity Interests of Tower Reinsurance Ltd. executed by each of the parties thereto and (ii) a guaranty substantially in the form of Annex A executed by the each party shown on Annex A as being a guarantor, (c) the Borrower shall have paid any other fees and expenses then due and owing under the Loan Documents (including any legal fees and expenses) and (d) the Administrative Agent shall have received a secretary’s certificate for each of the Borrower and the Guarantor certifying as to and attaching resolutions authorizing this Agreement, the organizational documents of the Borrower or the Guarantor, as applicable, and an incumbency certification unless waived by the Administrative Agent.

6. REPRESENTATIONS AND WARRANTIES. To induce the Lenders and the Administrative Agent to enter into this Agreement, each of the Borrower and the Guarantor represents and warrants to the Administrative Agent and each Lender as follows:

6.1 Due Authorization, Non-Contravention, etc. The execution, delivery and performance of this Agreement by such Peron are within its powers, have been duly authorized by all necessary action, and do not:

(a) contravene its Organization Documents;

(b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting such Person or any of its Subsidiaries; or

(c) result in, or require the creation or imposition of, any Lien on any of the properties of such Person or any of its Subsidiaries except pursuant to the Pledge Agreement.

6.2 Credit Agreement Representations and Warranties. After giving effect to this Agreement, the representations and warranties set forth in Article V of the Credit Agreement are true and correct with the same effect as if made as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); provided that with respect to the representation and warranty set forth in Section 5.06 of the Credit Agreement, we advise you that the shareholder lawsuits that have been filed or have been threatened to be filed could, if all are filed and determined adversely, have a Material Adverse Effect.

6.3 Validity, etc. This Agreement constitutes the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms.

7. RELEASE AND ACKNOWLEDGEMENT.

7.1 Release and Covenant Not to Sue. In consideration of the agreements and understandings set forth in this Agreement, the Borrower and the Guarantor, jointly and severally, and for such party’s Related Parties, its successors and assigns and the Related Parties thereof (each, a “Covered Person”), hereby knowingly and voluntarily, unconditionally and irrevocably, absolutely, finally and forever release, acquit and discharge the Administrative Agent, the LC Administrative Agent, the Fronting Bank and each Lender (each, a “Lender Party”) from any Claim relating in any manner whatsoever to any of the Loan Documents and/or the Borrower’s or the Guarantor’s credit relationship with the Lender Parties that may have existed at any time on or prior to the date the conditions to effectiveness in Section 5 have been met, including any that relates or may relate in any manner whatsoever to any facts, known or unknown, in existence on or at any time prior to the date the conditions to effectiveness in Section 5 have been met (“Borrower-Related Claim”). The Borrower and the Guarantor hereby knowingly and voluntarily, unconditionally and irrevocably, absolutely, finally and forever covenant that they will refrain, and further will direct any Covered Person to refrain, from commencing or otherwise prosecuting any action, suit or other proceeding, in law or in equity, against each Lender Party on account of any Borrower-Related Claim. Each Lender Party shall be entitled to enforce this covenant through specific performance. In addition to the other liability which shall accrue upon the breach of this covenant, the breaching party (including any successor or assign of the Borrower or the Guarantor) who or that commences or prosecutes any such action, suit or other proceeding) shall be liable to such Lender Party for all reasonable attorneys’ fees and costs incurred by such party in the defense of such action or suit. For purposes of this Agreement, “Claims” means, with respect to any Covered Party, all claims, counterclaims, actions, causes of action (including any relating in any manner to any existing or future litigation (including the Litigation) or investigation), suits, obligations, controversies, defenses, debts, liens, contracts, agreements, covenants, promises, liabilities, damages, penalties, demands, threats, compensation, losses, costs, judgments, orders, interest, fees or expense (including attorneys’ fees and expenses) or other similar items of any kind, type, nature, character or description, whether in law, equity or otherwise, whether now known or unknown, whether in contract or in tort, whether choate or inchoate, whether contingent or vested, whether liquidated or unliquidated, whether fixed or unfixed, whether matured or unmatured, whether suspected or unsuspected, and whether or not concealed, sealed or hidden, of such Covered Party or that may be asserted by such Covered Party, through such Covered Party or otherwise on the behalf of such Covered Party (including those which may be asserted on any derivative basis).

7.2 Acknowledgement of Indebtedness. Each of the Borrower and the Guarantor acknowledges that the Total Outstandings as of October 11, 2013 are $70,000,000 together with interest (which continues to accrue) and commitment fees (which will accrue through the date the conditions to effectiveness in Section 5 have been met). Without in any manner limiting the generality of the release set forth in Section 7.1 or of the other provisions of the Loan Documents, each of the Borrower and the Guarantor represents, warrants, covenants and agrees that there exist no offsets, counterclaims or defenses to payment or performance of the obligations set forth in the Loan Documents and, in consideration hereof, expressly waives any and all such offsets, counterclaims and defenses arising out of any alleged acts, transactions or omissions on the part of the Lender Parties arising (or otherwise relating to the period) on or prior to the date the conditions to effectiveness in Section 5 have been met.

8. MISCELLANEOUS.

8.1 Limited Waiver; Continuing Effectiveness, etc. This Agreement shall be strictly limited to its terms. In this Agreement, the Lenders waive no Default or Event of

Default, whether presently or subsequently existing. This Agreement shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified, approved and confirmed in each and every respect. After the amendments set forth herein have become effective, all references to the Credit Agreement in the Loan Documents or in any other document, instrument, agreement or writing shall be deemed to refer to the Credit Agreement as amended hereby. Each other Loan Document is hereby ratified, approved and confirmed in each and every respect.

8.2 Payment of Costs and Expenses. The Borrower agrees to pay on demand (i) all reasonable expenses of the Administrative Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent) in connection with the negotiation, preparation, execution and delivery of this Agreement and the transactions contemplated hereby and (ii) all out-of-pocket fees and expenses of the Lenders in accordance with Section 10.04 of the Credit Agreement.

8.3 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.4 Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

8.5 Execution in Counterparts; Integration. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart hereof, or signature page hereto, to the Administrative Agent by facsimile or in a .pdf or similar file shall be effective as delivery of a manually-executed counterpart hereof. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

8.6 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

8.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TOWER GROUP, INC.

By:	/s/ William E. Hitselberger
Name:	William E. Hitselberger
Title:	EVP & CFO

By:	/s/ Vito A. Nigro
Name:	Vito A. Nigro
Title:	Managing VP and Treasurer

TOWER GROUP INTERNATIONAL, LTD.

By:	/s/ William E. Hitselberger
Name:	William E. Hitselberger
Title:	EVP & CFO

By:	/s/ Vito A. Nigro
Name:	Vito A. Nigro
Title:	Managing VP and Treasurer

BANK OF AMERICA, N.A., as
Administrative Agent, L/C Administrator, Fronting Bank and Lender

By:	/s/ Jason Cassity
Name:	Jason Cassity
Title:	Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Hector J. Varona
Name:	Hector J. Varona
Title:	Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ James Cribbet
Name:	James Cribbet
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

WELLS FARGO BANK, N.A.

By:	/s/ Michelle S. Dagenhart
Name:	Michelle S. Dagenhart
Title:	VP – Portfolio Manager

THE NORTHERN TRUST COMPANY

By:	/s/ Olga Georgiev
Name:	Olga Georgiev
Title:	Senior Vice President